            Unaudited Pro Forma Condensed Combined Balance Sheet
                            September 30, 2000
                          (In thousands of Euros)




                                                                                   Pro Forma
                                                                                   Combined
                                                                                      U.S.
                     ICHOR                                                          Dollars
                  Corporation     Hippocampe SA      Pro Forma      Pro Forma    (Information
                   Historical      Historical       Adjustments      Combined        Only)
                  -----------     -------------     -----------     ---------    ------------

    ASSETS

Current Assets
  Cash and
   investments    E    2,395      E      190        E   (2,476)     E     109       $      96
  Accounts
   receivable, net        26              76                 -            102              89
  Note receivable        685               -                 -            685             600
  Other assets             -             119                 -            119             104
                  ----------      ----------        ----------      ---------       ---------
    Total current
     assets            3,106             385            (2,476)         1,015             889

  Patents and
   Other                   -              71                 -             71              62
                  ----------      ----------        ----------      ---------       ---------

                  E    3,106      E      456        E   (2,476)     E   1,086       $     951
                  ==========      ==========        ==========      =========       =========

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Accounts payable
   and other
   liabilities    E        1      E      249        E        -      E     250       $     219
  Note payable             -             432                 -            432             379
                  ----------      ----------        ----------      ---------       ---------

    Total current
     liabilities           1             681                 -            682             598

Payable to
 Shareholders              -             242                 -            242             212

Shareholders' Equity
  Preferred stock      6,136               -            (6,136)             -               -
  Common stock         6,619             119            (4,816)         1,922           1,683
  Retained deficit    (9,569)           (586)            8,395         (1,760)         (1,542)
  Treasury stock         (81)              -                81              -               -
                  ----------      ----------        ----------      ---------       ---------
                       3,105            (467)           (2,476)           162             141
                  ----------      ----------        ----------      ---------       ---------
                  E    3,106      E      456        E   (2,476)     E   1,086       $     951
                  ==========      ==========        ==========      =========       =========




 See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      Unaudited Pro Forma Condensed Combined Statement of Operations
                   For the Year Ended December 31, 1999
                 (In thousands of Euros, except per share)




                       Corporation      Hippocampe SA      Pro Forma      Pro Forma
                        Historical        Historical      Adjustments      Combined
                       -----------      -------------     -----------     ---------


Revenues
  Interest              E      143        E        -      E         -     E     143
  Other                         28                47                -            75
                        ----------        ----------      -----------     ---------
                               171                47                -           218

Costs and expenses

  General and
   administrative              350                49                -           399
  Research and
   development                   -                97                -            97
  Interest                     180                 -                -           180
  Equity in loss
   of unconsolidated
   subsidiary                   83                 -                -            83
                        ----------        ----------      -----------     ---------
                               613               146                -           759
                        ----------        ----------      -----------     ---------
    Net loss            E     (442)       E      (99)     E         -     E    (541)
                        ==========        ==========      ===========     =========

Basic and
 diluted loss
 per common
 share                  E    (0.13)       E   (12.64)                     E   (0.01)
                        ==========        ==========                      =========

Weighted
 average number
 of shares
 outstanding             4,910,386             7,820                     43,486,698
                        ==========        ==========                    ===========




 See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      Unaudited Pro Forma Condensed Combined Statement of Operations
               For the Nine Months Ended September 30, 2000
                 (In thousands of Euros, except per share)




                                                                                   Pro Forma
                                                                                   Combined
                                                                                      U.S.
                  ICHOR                                                            Dollars
               Corporation      Hippocampe SA     Pro Forma     Pro Forma        (Information
                Historical       Historical      Adjustments     Combined            Only)
               -----------      -------------    -----------    ---------        ------------

Revenues
  Interest      E      107       E         10     E        -    E     117        $       103
  Gain on
   disposal
   of an
   unconsolidated
   subsidiary          316                  -              -          316                277
  Other                  6                  -              -            6                  5
                ----------       ------------     ----------    ---------        -----------
                       429                 10              -          439                385

Costs and expenses
  General and
   administrative      292                 72              -          364                319
  Research and
   development           -                148              -          148                130
  Equity in loss of
   unconsolidated
   subsidiary           65                  -              -           65                 57
                ----------       ------------     ----------    ---------        -----------
                       357                220              -          577                506
                ----------       ------------     ----------    ---------        -----------
    Net income
     (loss)     E       72       E       (210)    E        -    E    (138)       $      (121)
                ==========       ============     ==========    =========        ===========

Basic and diluted
 loss per common
 share          E    (0.03)      E     (26.85)                  E   (0.00)       $     (0.00)
                ==========       ============                   =========        ===========

Weighted average
 number of shares
 outstanding     4,918,770              7,820                  43,495,082         43,495,082
                ==========       ============                  ==========         ==========




 See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                          FINANCIAL STATEMENTS

(1) ICHOR Corporation (a United States company) and Hippocampe SA (a French company) plan to combine their operations where Hippocampe SA stockholders will exchange their stock for the common stock of ICHOR Corporation. Because Hippocampe SA will be the continuing entity, this combination will be accounted for as a reverse purchase.

     During the first nine months of 2000 and the year ended December 31, 1999, ICHOR Corporation had no significant operations other than the disposal of an unconsolidated subsidiary. Hippocampe SA is a company in the development stage which is involved in the research and development of human health products. Hippocampe SA's main research efforts have been concentrated in the prevention and treatment of the AIDS virus. All of Hippocampe SA's activities have been conducted in France. The combined companies expect to continue the research and development activities.

     Consistent with the location of its activities, beginning January 1, 1999, Hippocampe SA adopted the Euro (E) as its corporate currency. Accordingly, Hippocampe SA prepared its 2000 and 1999 historical financial statements in Euros. Because Hippocampe SA is the continuing entity, these pro forma financial statements have been prepared using Euros. The financial statements of ICHOR Corporation have been restated from U.S. dollars to Euros for each period presented. The translation adjustments did not result in significant foreign currency gains or losses in the pro forma condensed combined statements of operations.

(2) The unaudited pro forma condensed combined balance sheet as of September 30, 2000 and pro forma statements of operations for the nine month period ended September 30, 2000 and the year ended December 31, 1999 are based on historical financial statements of ICHOR Corporation and Hippocampe SA. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the proposed combination of ICHOR Corporation and Hippocampe SA as if it had occurred as of September 30, 2000. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 have been prepared to illustrate the effects of the proposed combination of ICHOR Corporation and Hippocampe SA as if the combination occurred January 1, 1999.

     The pro forma condensed combined financial statements may not be indicative of the actual results of the acquisition. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The accompanying unaudited pro forma condensed combined financial statements should be read in connection with the historical financial statements of ICHOR Corporation and Hippocampe SA.

(3)  Pro forma adjustments include the effect of the following:

     - ICHOR Corporation's redemption and conversion of all 564,706 outstanding ICHOR Corporation preferred shares for cash of E2,476,000 and 3,247,060 shares of common stock;

     - Issuance of 33,311,398 shares of ICHOR Corporation common stock and shares convertible into shares of common stock of ICHOR Corporation to the shareholders of Hippocampe SA; and

     - Issuance of 2,017,854 shares of ICHOR Corporation common stock to MFC Merchant Bank SA, a related party, in settlement of transaction fees. For purposes of the unaudited pro forma financial statements, the transaction fee is recorded at the quoted market price of ICHOR Corporation's common stock as at September 30, 2000 ($0.51 per share or E1,174,000).

(4) Pro forma loss per share is adjusted to give effect to the issuance of shares to affect the acquisition, and the redemption and conversion of the preferred shares, as if these transactions had occurred on January 1, 1999. Warrants and options are not included in the computation of diluted loss per share because the effect of the warrants and options would be anti-dilutive.